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NEWS RELEASE                 TRW, Inc.                                       TRW
                             1900 Richmond Road
                             Cleveland, OH 44124

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                             Contact                                  Exhibit 99
                             Michael J. Jablonski
                             216.291.7775


    TRW NAMES DAVID COTE PRESIDENT, CHIEF OPERATING OFFICER


    CLEVELAND, November 11, 1999 - David M. Cote, 47, formerly with General Electric, was elected president and chief operating officer of TRW Inc. (NYSE: TRW) at a special meeting of the company's directors. He was also elected a director of the company. Cote will report to Joseph T. Gorman, chairman and chief executive officer.

    Since 1996 Cote held the position of senior vice president of the General Electric Company and president and chief executive officer of GE Appliances, a $6 billion business. In that role, Cote was a member of the corporate executive council, made up of the chief executive officers of the company's top businesses who report directly to GE Chairman Jack Welch. Cote's 25-year career with GE spanned manufacturing, finance, marketing, strategic planning, and general management.

    In his new position, Cote will initially focus primarily on TRW's $13 billion global automotive supply business, with the goal of enhancing its competitiveness and profitability and accelerating the pace of change. Cote joins Gorman and Ronald D. Sugar, president and chief operating officer of TRW Aerospace & Information Systems, as a member of the Chief Executive Office. Sugar will continue to report to Gorman.

    "We are pleased to have an executive with Dave Cote's outstanding depth and breadth join TRW's management team," said Gorman. "He clearly meets our criteria for a proven leader who can manage a complex global business. He has a strong track record for both achieving growth and improving performance. He also understands lean manufacturing and high-volume production, and he is a seasoned and talented operating executive who has consistently met and exceeded stretch performance targets.

                                     -more-

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    "Dave is special in his focus and ability to get things done," Gorman continued. "He has demonstrated that he can learn a new business quickly and make a positive impact. He is customer focused and structures his operations with their needs in mind. He strives to create value for customers, employees, and shareholders alike."

    Cote joined GE's Hookset, N. H., Aircraft Engines plant in an entry-level position while earning his bachelor's degree in business administration from the University of New Hampshire. He completed the GE financial management program and joined GE's renowned corporate audit staff in 1978. From 1983 to 1988 he progressed through a series of financial management and planning jobs of increasing responsibility, both in GE operations and the corporate headquarters.

    In 1988 Cote joined GE Appliances in Louisville, Ky., as product general manager for the Home Laundry/Dishwasher unit, and in 1989 he became manager of finance for that operation. In 1992 he was named vice president of GE Consumer Service, and in 1994 he became vice president and general manager of GE Silicones, Waterford, N.Y., serving in that capacity until being named a General Electric senior vice president, heading GE Appliances.

    While at GE Appliances, Cote maintained the global unit's double-digit margins in the face of declining prices and modest revenue growth through the use of the Six Sigma quality program. Gorman said that Cote has had some of GE's toughest executive assignments and achieved considerable success. "He has demonstrated the ability to grow a business internally as well as through acquisitions. He is not tied to the past," Gorman said. "He energizes his people to think differently and has served as a change agent."

    TRW provides advanced-technology products and services for the global automotive, aerospace and information systems markets. The company's news releases are available through TRW's corporate Web site
    (http://www.trw.com).

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